Exhibit 99.1
For immediate release
Beyond Meat® Reports Third Quarter 2023 Financial Results

EL SEGUNDO, Calif. — November 8, 2023 (GLOBE NEWSWIRE)—Beyond Meat, Inc. (NASDAQ: BYND) (“Beyond Meat” or “the Company”), a leader in plant-based meat, today reported financial results for its third quarter ended September 30, 2023.
Third Quarter 2023 Financial Highlights1
•Net revenues were $75.3 million, a decrease of 8.7% year-over-year.
•Gross profit was a loss of $7.3 million, or gross margin of -9.6%, compared to a loss of $14.8 million, or gross margin of -18.0%, in the year-ago period.
▪Gross profit and gross margin were positively impacted by lower manufacturing costs, excluding depreciation, lower materials costs, lower depreciation and lower inventory reserves per pound, partially offset by lower net revenues per pound.
▪Gross profit and gross margin included the impact from a change in the Company’s accounting estimate associated with the estimated useful lives of its large manufacturing equipment made in the first quarter of 2023, which reduced COGS depreciation expense by approximately $4.4 million, or 5.9 percentage points of gross margin, relative to depreciation expense utilizing the Company’s previous estimated useful lives.
•Net loss was $70.5 million, or $1.09 per common share, compared to net loss of $101.7 million, or $1.60 per common share, in the year-ago period.
•Adjusted EBITDA was a loss of $57.5 million, or -76.3% of net revenues, compared to an Adjusted EBITDA loss of $73.8 million, or -89.5% of net revenues, in the year-ago period.

Beyond Meat President and CEO Ethan Brown commented, “Though we are encouraged by pockets of growth, particularly in the EU where we saw double digit gains in net revenues on a year-over-year basis, we are disappointed by our overall results as we continue to experience worsening sector-specific and broader consumer headwinds. As we shared last week, we are conducting a review of our
1 This release includes references to non-GAAP financial measures. Refer to “Non-GAAP Financial Measures” later in this release for the definitions of the non-GAAP financial measures presented and a reconciliation of these measures to their closest comparable GAAP measures.

global operations for purposes of further and significantly reducing our operating expense base as we seek to accelerate our transition to a sustainable and, ultimately, profitable business. And while we expect current headwinds to persist in the coming quarters, we have confidence in the long-term trajectory of our business, its central relevance to the intensifying health, climate and natural resource challenges facing our global community, and our ability to emerge as a stronger, leaner organization as a result of the decisive measures we are undertaking to fit the current macroeconomic reality and business environment.”

Third Quarter 2023

Net revenues decreased 8.7% to $75.3 million in the third quarter of 2023, compared to $82.5 million in the year-ago period. The decrease in net revenues was driven by an 11.6% decrease in net revenue per pound, partially offset by a 3.5% increase in volume of products sold. The decrease in net revenue per pound was primarily driven by increased trade discounts, especially in the U.S. retail channel, and changes in product sales mix, partially offset by favorable changes in foreign currency exchange rates. The increase in volume of products sold was primarily driven by sales to international retail and foodservice channels, partially offset by a decrease in volume of products sold in U.S. retail and foodservice channels due to weak category demand.

U.S. retail channel net revenues decreased 33.9% to $30.5 million in the third quarter of 2023, compared to $46.2 million in the year-ago period, primarily due to an 18.8% decrease in volume of products sold, primarily reflecting weak category demand, and an 18.6% decrease in net revenue per pound, primarily resulting from higher trade discounts, changes in pricing and changes in product sales mix.

U.S. foodservice channel net revenues decreased 21.6% to $12.5 million in the third quarter of 2023, compared to $16.0 million in the year-ago period, primarily due to a 37.7% decrease in volume of products sold, primarily reflecting the cycling of sales to a large Quick Service Restaurant (“QSR”) customer for a limited time offering in the year-ago period which did not repeat in the third quarter of 2023, partially offset by a 26.0% increase in net revenue per pound, primarily driven by changes in product sales mix.

International retail channel net revenues increased 38.8% to $14.2 million in the third quarter of 2023, compared to $10.2 million in the year-ago period, primarily due to a 42.8% increase in volume of products sold, primarily reflecting strong sales from new product introductions and the lapping of a weak year-ago comparison, partially offset by a 2.8% decrease in net revenue per pound. The decrease in net revenue per pound was primarily due to higher trade discounts and changes in product sales mix, partially offset by favorable changes in foreign currency exchange rates.

International foodservice channel net revenues increased 78.7% to $18.1 million in the third quarter of 2023, compared to $10.1 million in the year-ago period, primarily due to a 90.9% increase in volume of products sold, primarily reflecting strong sales to a large QSR customer in the EU, partially offset by a 6.3% decrease in net revenue per pound. The decrease in net revenue per pound was primarily due to higher trade discounts and changes in pricing, partially offset by favorable changes in foreign currency exchange rates.

Net revenues by channel (unaudited):
The following tables present the Company’s net revenues by channel for the periods presented:

	Three Months Ended		Change
(in thousands)	September 30, 2023	October 1, 2022	Amount	%
U.S.:
Retail	$30,518	$46,177	$(15,659)	(33.9)%
Foodservice	12,535	15,994	(3,459)	(21.6)%
U.S. net revenues	43,053	62,171	(19,118)	(30.8)%
International:
Retail	14,153	10,195	3,958	38.8%
Foodservice	18,106	10,134	7,972	78.7%
International net revenues	32,259	20,329	11,930	58.7%
Net revenues	$75,312	$82,500	$(7,188)	(8.7)%

	Nine Months Ended		Change
(in thousands)	September 30, 2023	October 1, 2022	Amount	%
U.S.:
Retail	$123,167	$193,298	$(70,131)	(36.3)%
Foodservice	39,974	54,876	(14,902)	(27.2)%
U.S. net revenues	163,141	248,174	(85,033)	(34.3)%
International:
Retail	48,437	50,024	(1,587)	(3.2)%
Foodservice	58,119	40,797	17,322	42.5%
International net revenues	106,556	90,821	15,735	17.3%
Net revenues	$269,697	$338,995	$(69,298)	(20.4)%

Volume of products sold by channel (unaudited):
The following table presents consolidated volume of the Company’s products sold in pounds for the periods presented:

	Three Months Ended		Change		Nine Months Ended		Change
(in thousands)	September 30, 2023	October 1, 2022	Amount	%	September 30, 2023	October 1, 2022	Amount	%
U.S.:
Retail	7,199	8,861	(1,662)	(18.8)%	26,064	37,371	(11,307)	(30.3)%
Foodservice	2,104	3,378	(1,274)	(37.7)%	6,866	10,095	(3,229)	(32.0)%
International:
Retail	3,375	2,364	1,011	42.8%	10,868	10,955	(87)	(0.8)%
Foodservice	5,317	2,785	2,532	90.9%	16,864	10,408	6,456	62.0%
Volume of products sold	17,995	17,388	607	3.5%	60,662	68,829	(8,167)	(11.9)%

Gross profit in the third quarter of 2023 was a loss of $7.3 million, or gross margin of -9.6%, compared to a loss of $14.8 million, or gross margin of -18.0%, in the year-ago period. Compared to the year-ago period, gross profit and gross margin were positively impacted by lower manufacturing costs, excluding depreciation, lower materials costs, lower depreciation and lower inventory reserves per pound, partially offset by lower net revenues per pound. Gross profit and gross margin included the impact from a change in the Company’s accounting estimate associated with the estimated useful lives of its large manufacturing equipment made in the first quarter of 2023, which reduced COGS depreciation expense by approximately $4.4 million, or 5.9 percentage points of gross margin, relative to depreciation expense utilizing the Company’s previous estimated useful lives.

Operating expenses were $62.4 million in the third quarter of 2023 compared to $74.9 million in the year-ago period. The decrease in operating expenses was primarily due to reduced restructuring expenses, reduced non-production headcount expenses, primarily as a result of the reduction-in-force implemented in October 2022, lower product donation expenses and decreased scale-up expenses, partially offset by the write-off of an uncollectible note receivable and higher consulting fees.

Loss from operations in the third quarter of 2023 was $69.6 million compared to $89.7 million in the year-ago period. The decrease in loss from operations was primarily due to the year-over-year improvement in gross profit and reduction in operating expenses.

Total other expense, net, was $0.7 million in the third quarter of 2023 compared to $3.2 million in the year-ago period. The decrease in total other expense, net, was primarily due to lower realized and unrealized foreign currency transaction losses and higher interest income.

Net loss was $70.5 million in the third quarter of 2023 compared to $101.7 million in the year-ago period. Net loss per common share was $1.09 in the third quarter of 2023 compared to $1.60 in the year-ago period. The reduction in net loss was primarily driven by the reduction in loss from operations, the decrease in total other expense, net, and an $8.6 million decrease in losses related to the Company’s joint venture with PepsiCo, Inc., the Planet Partnership, LLC (“TPP”).

Adjusted EBITDA was a loss of $57.5 million, or -76.3% of net revenues in the third quarter of 2023 compared to an Adjusted EBITDA loss of $73.8 million, or -89.5% of net revenues, in the year-ago period.

Balance Sheet and Cash Flow Highlights

The Company’s cash and cash equivalents balance, including restricted cash, was $232.8 million and total outstanding debt was $1.1 billion as of September 30, 2023. Net cash used in operating activities was $79.3 million in the nine months ended September 30, 2023, compared to $270.3 million in the year-ago period. Capital expenditures totaled $8.6 million in the nine months ended September 30, 2023, compared to $60.0 million in the year-ago period. Net cash used in investing activities was $9.3 million in the nine months ended September 30, 2023, compared to $70.7 million in the year-ago period. Net cash used in investing activities in the nine months ended September 30, 2023 included $3.3 million in investment in TPP that was previously committed, partially offset by $2.5 million in proceeds from sales of certain fixed assets.
2023 Outlook
As a result of the softer than anticipated third quarter results and the Company’s updated expectations for the balance of the year, the Company is revising the following key elements of its 2023 full year outlook.
•Net revenues are now expected to be in the range of $330 million to $340 million, representing a decrease of approximately 21% to 19% compared to 2022.
•Gross profit for the full year, including the positive impact of the Company’s change in accounting estimates for the useful lives of its large manufacturing equipment implemented in the first quarter of 2023, is now expected to be approximately breakeven.
•The Company continues to expect operating expenses to be approximately $245 million or less, before one-time separation costs and potential savings associated with the Company’s recent reduction in force.
•Capital expenditures are now expected to be in the range of $10 million to $15 million.
•On November 2, 2023, the Company announced a reduction-in-force affecting approximately 65 employees, representing approximately 19% of the Company’s global non-production workforce

(or approximately 8% of the Company’s total global workforce). In aggregate, in 2024, the reduction in force, combined with the elimination of certain open positions, is expected to result in approximately $9.5 million to $10.5 million in cash operating expense savings, and an additional approximately $1.0 million to $2.0 million in non-cash savings related to previously granted, unvested stock-based compensation which would have vested in 2024. The Company currently estimates that it will incur one-time cash charges of approximately $2.0 million to $2.5 million in connection with the reduction in force, primarily consisting of notice period and severance payments, employee benefits, and related costs. The Company expects that the majority of these charges will be incurred in the fourth quarter of 2023, subject to local law and consultation requirements, which may extend the process beyond the end of 2023 in certain countries. The charges the Company expects to incur are subject to assumptions, including local law requirements, and actual charges may differ from the estimate disclosed above.

Total distribution points by channel (unaudited):
The following table presents the approximate number of distribution outlets by channel for the periods presented:

	Q2 2022	Q3 2022	Q4 2022	Q1 2023	Q2 2023	Q3 2023
U.S.:
Retail(1)(2)	78,000	78,000	78,000	78,000	79,000	79,000
Foodservice	41,000	42,000	43,000	42,000	41,000	42,000
International:
Retail	33,000	35,000	35,000	36,000	36,000	36,000
Foodservice	31,000	33,000	34,000	35,000	34,000	26,000
Total distribution points(2)	183,000	188,000	190,000	191,000	190,000	183,000
___________
(1) Each of the periods presented includes distribution points unique to Beyond Meat Jerky. Excluding distribution points unique to Beyond Meat Jerky, total U.S. retail distribution outlets were approximately 33,000 in Q3 2023.
(2) The number of retail and foodservice outlets where Beyond Meat branded products are available was derived from rolling 52-week data as of September 2023. Such data does not reflect the Company’s assumption of distribution for Beyond Meat Jerky in the fourth quarter of 2023, which is expected to limit the Company’s distribution reach for Beyond Meat Jerky and substantially reduce the Company’s total number of U.S. retail distribution outlets.

Conference Call and Webcast
The Company will host a conference call to discuss these results at 5:00 p.m. Eastern, 2:00 p.m. Pacific. Investors interested in participating in the live call can dial 412-902-4255 which will be answered by an operator or by clicking the Call me™ weblink and entering the Call me™ Passcode = 7573328. There will also be a simultaneous, live webcast available on the Investors section of the Company’s website at www.beyondmeat.com. The webcast will also be archived.

About Beyond Meat
Beyond Meat, Inc. (NASDAQ: BYND) is a leading plant-based meat company offering a portfolio of revolutionary plant-based meats made from simple ingredients without GMOs, no added hormones or antibiotics, and 0 mg of cholesterol per serving. Founded in 2009, Beyond Meat products are designed to have the same taste and texture as animal-based meat while being better for people and the planet. Beyond Meat’s brand promise, Eat What You Love®, represents a strong belief that there is a better way to feed our future and that the positive choices we all make, no matter how small, can have a great impact on our personal health and the health of our planet. By shifting from animal-based meat to plant-based protein, we can positively impact four growing global issues: human health, climate change, constraints on natural resources and animal welfare. Visit www.BeyondMeat.com and follow @BeyondMeat, #BeyondBurger and #GoBeyond on Facebook, Instagram, Twitter and TikTok.
Forward-Looking Statements
Certain statements in this release constitute “forward-looking statements" within the meaning of the federal securities laws, including statements related to the Company’s expectations with respect to its 2023 full year outlook, global operations review and efforts to improve its cost structure, cost-reduction initiatives, and expected charges and savings related to its workforce reduction. The charges associated with the reduction in force may be greater than anticipated, completion of the reduction in force may take longer than anticipated, the Company may be unable to realize the contemplated benefits in connection with the global operations review and efforts to improve its cost structure, workforce reduction, and other potential cost-reduction initiatives, and the global operations review, workforce reduction, cost-reduction initiatives and cost structure improvement measures may have an adverse impact on the Company’s performance.

Forward-looking statements are based on management's current opinions, expectations, beliefs, plans, objectives, assumptions and projections regarding financial performance, prospects, future events and future results, including ongoing uncertainty related to macroeconomic issues, including inflation and rising interest rates, prolonged, weakening demand in the plant-based meat category, ongoing concerns about the likelihood of a recession, increased competition, supply chain disruptions and challenges related to labor availability, among other matters, and involve known and unknown risks that are difficult to predict. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “outlook,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. These forward-looking statements are only predictions, not historical fact, and involve certain risks and uncertainties, as well as assumptions. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which or whether, such performance or results will be achieved. Actual results, levels of activity, performance, achievements and events could differ materially from those stated, anticipated or implied by such forward-looking statements. While Beyond Meat believes that its assumptions are reasonable, it is very difficult to predict the impact of known factors, and, of course, it is impossible to anticipate all factors that could affect actual results. There are many risks and uncertainties that could cause actual results to differ materially from forward-looking statements made herein including, but not limited to, the impact of inflation and rising interest rates across the economy, including higher food, grocery, raw materials, transportation, energy, labor and fuel costs; a continued decrease in demand, and the underlying factors negatively impacting demand, in the plant-based meat category; risks and uncertainties related to certain cost-reduction initiatives, cost structure improvements, workforce reductions and executive leadership changes, and the timing and success of reducing operating expenses and achieving certain financial goals and cash flow positive objectives; the timing and success of narrowing our commercial focus to certain growth opportunities; accelerating activities that prioritize gross margin expansion and cash generation; changes to our pricing architecture within certain channels; and accelerated, cash-accretive inventory reduction initiatives; our ability to successfully execute our global operations review, including the potential exit of select product lines; further optimization of our manufacturing capacity and real estate footprint; and a review and potential restructuring of our operations in China; the impact of adverse and uncertain economic and political conditions in the U.S. and international markets, including concerns about the likelihood of an economic recession, downturn or periods of rising or high inflation; reduced consumer confidence and changes in consumer spending, including spending to purchase our products, and negative trends in consumer purchasing patterns due to levels of consumers’ disposable income, credit availability and debt levels, and economic conditions, including due to recessionary and inflationary pressures; our inability to properly manage and ultimately sell our inventory in a timely manner, which could require us to sell our products through liquidation channels at lower prices, write-down or write-off obsolete inventory, or increase inventory reserves; any future impairment charges, including due to any future changes in estimates, judgments or assumptions, failure to achieve forecasted operating results, weakness in the economic environment, changes in market conditions and/or declines in our market capitalization; the sufficiency of our cash and cash equivalents to meet our liquidity needs, including estimates of our expenses, future revenues, capital expenditures, capital requirements and our needs for additional financing; our ability to accurately predict consumer taste preferences, trends and demand and successfully innovate, introduce and commercialize new products and improve existing products, including in new geographic markets; the effects of competitive activity from our market competitors and new market entrants; disruption to, and the impact of uncertainty in, our domestic and international supply chain, including labor shortages and disruption, shipping delays and disruption, and the impact of cyber incidents at suppliers and vendors; our ability to streamline operations and improve cost efficiencies, which could result in the contraction of our business and the implementation of significant cost cutting measures such as further downsizing and exiting certain operations, including product lines, domestically and/or abroad; the impact of uncertainty as a result of doing business in China and Europe, including as a result of our review and potential restructuring of our operations in China; the volatility of or inability to access the capital markets, including due to macroeconomic factors, geopolitical tensions or the outbreak of hostilities or war - for example, the war in Ukraine and the escalating conflict in Israel, Gaza and surrounding areas; changes in the retail landscape, including our ability to maintain and expand our distribution footprint, the timing, success and level of trade and promotion discounts, our ability to maintain and grow market share and increase household penetration, repeat purchases, buying rates (amount spent per buyer) and purchase frequency, and our ability to maintain and increase sales velocity of our products; changes in the foodservice landscape, including the timing, success and level of marketing and other financial incentives to assist in the promotion of our products, our ability to maintain and grow market share and attract and retain new foodservice customers or retain existing foodservice customers, and our ability to introduce and sustain offering of our products on menus; the timing and success of distribution expansion and new product introductions in increasing revenues and market share; the timing and success of strategic QSR partnership launches and limited time offerings resulting in permanent menu items; foreign exchange rate fluctuations; our ability to identify and execute cost-down initiatives intended to achieve price parity with animal protein; the effectiveness of our business systems and processes; our estimates of the size of our market opportunities and ability to accurately forecast market growth; our ability to effectively optimize our manufacturing and production capacity, and real estate footprint, including consolidating manufacturing facilities and production lines, exiting co-manufacturing arrangements and effectively managing capacity for specific products with shifts in demand; risks associated with underutilization of capacity which could give rise to increased costs per unit, underutilization fees, termination fees and other costs to exit certain supply chain arrangements and product lines and/or the write-down or write-off of certain equipment; our ability to accurately forecast our future results of operations and financial goals or targets, including fluctuations in demand for our products and in the plant-based meat category generally and increased competition; our ability to accurately forecast demand for our products and manage our inventory, including the impact of customer orders ahead of holidays and shelf reset activities, customer and distributor changes and buying patterns, such as reductions in targeted inventory levels, and supply chain and labor disruptions, including due to the impact of cyber incidents at suppliers and vendors; our operational effectiveness and ability to fulfill orders in full and on time; variations in product selling prices and costs, the timing and success of changes to our pricing architecture within certain channels, and the mix of products sold; our ability to successfully enter new geographic markets, manage our international business and comply with any applicable laws and regulations, including risks associated with doing business in foreign countries, substantial investments in our manufacturing operations in China and the Netherlands, and our ability to comply with the U.S. Foreign Corrupt Practices Act or other anti-corruption laws; our ability to protect our brand against misinformation about our products and the plant-

based meat category, real or perceived quality or health issues with our products, marketing campaigns aimed at generating negative publicity regarding our products and the plant-based meat category, including regarding the nutritional value of our products, and other issues that could adversely affect our brand and reputation; the effects of global outbreaks of pandemics (such as the COVID-19 pandemic), epidemics or other public health crises, or fear of such crises; the success of our marketing initiatives and the ability to maintain and grow our brand awareness, maintain, protect and enhance our brand, attract and retain new customers and maintain and grow our market share, particularly while we are seeking to reduce our operating expenses; our ability to attract, maintain and effectively expand our relationships with key strategic foodservice partners; our ability to attract and retain our suppliers, distributors, co-manufacturers and customers; our ability to procure sufficient high-quality raw materials at competitive prices to manufacture our products; the availability of pea and other proteins that meet our standards; our ability to diversify the protein sources used for our products; our ability to differentiate and continuously create innovative products, respond to competitive innovation and achieve speed-to-market; our ability to successfully execute our strategic initiatives; the volatility associated with ingredient, packaging, transportation and other input costs; our ability to keep pace with technological changes impacting the development of our products and implementation of our business needs; significant disruption in, or breach in security of our or our suppliers’ or vendors’ information technology systems, and resultant interruptions in service and any related impact on our reputation, including data privacy, and any potential impact on our supply chain, including on customer demand, order fulfillment and lost sales, and the resulting timing and/or amount of net revenues recognized; the ability of our transportation providers to ship and deliver our products in a timely and cost effective manner; senior management and key personnel changes, the attraction, training and retention of qualified employees and key personnel and our ability to maintain our company culture; the effects of organizational changes including reductions-in-force and realignment of reporting structures; the success of operations conducted by joint ventures where we share ownership and management of a company with one or more parties who may not have the same goals, strategies or priorities as we do and where we do not receive all of the financial benefit; the timing, impact and success of restructuring certain contracts and operating activities related to Beyond Meat Jerky and our assumption of distribution responsibilities for Beyond Meat Jerky; risks related to use of a professional employer organization to administer human resources, payroll and employee benefits functions for certain of our international employees, and use of certain third party service providers for the performance of several business operations including payroll and human capital management services; the impact of potential workplace hazards; the effects of natural or man-made catastrophic or severe weather events, including events brought on by climate change, particularly involving our or any of our co-manufacturers’ manufacturing facilities, our suppliers’ facilities, or any other vital aspects of our supply chain; the effectiveness of our internal controls; accounting estimates based on judgment and assumptions that may differ from actual results; the requirements of being a public company and effects of increased administrative costs related to compliance and reporting obligations; risks related to our debt, including our ability to repay our indebtedness, limitations on our cash flow from operations and our ability to satisfy our obligations under the convertible senior notes; our ability to raise the funds necessary to repurchase the convertible senior notes for cash, under certain circumstances, or to pay any cash amounts due upon conversion; provisions in the indenture governing the convertible senior notes delaying or preventing an otherwise beneficial takeover of us; and any adverse impact on our reported financial condition and results from the accounting methods for the convertible senior notes; our ability to meet our obligations under our El Segundo Campus and Innovation Center (“Campus Headquarters”) lease, the timing of occupancy and completion of the build-out of our space, cost overruns, delays, the impact of workforce reductions or other cost-reduction initiatives on our space demands, and the timing and success of subleasing excess space at our Campus Headquarters; our ability to meet our obligations under leases for our corporate offices, manufacturing facilities and warehouses, or risks related to excess space capacity under our leases due to workforce reductions or other cost-reduction initiatives; changes in laws and government regulation affecting our business, including the U.S. Food and Drug Administration and the U.S. Federal Trade Commission governmental regulation, and state, local and foreign regulation; new or pending legislation, or changes in laws, regulations or policies of governmental agencies or regulators, both in the U.S. and abroad, affecting plant-based meat, the labeling or naming of our products, or our brand name or logo; the failure of acquisitions and other investments to be efficiently integrated and produce the results we anticipate; risks inherent in investment in real estate; the financial condition of, and our relationships with our suppliers, co-manufacturers, distributors, retailers, and foodservice customers, and their future decisions regarding their relationships with us; our ability and the ability of our suppliers and co-manufacturers to comply with food safety, environmental or other laws or regulations and the impact of any non-compliance on our operations, brand reputation, and ability to fulfill customer orders in full and on time; seasonality, including increased levels of purchasing by customers ahead of holidays, customer shelf reset activity and the timing of product restocking by our retail customers; the impact of increased scrutiny from a variety of stakeholders, institutional investors and governmental bodies on environmental, social and governance (“ESG”) practices, including expanding mandatory and voluntary reporting, diligence and disclosure on ESG matters; the outcomes of legal or administrative proceedings, or new legal or administrative proceedings filed against us; our, our suppliers’ and our co-manufacturers’ ability to protect our proprietary technology, intellectual property and trade secrets adequately; the impact of tariffs and trade wars; the impact of changes in tax laws; and the risks discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 1, 2023, the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 1, 2023 filed with the SEC on August 9, 2023, and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2023 to be filed with the SEC, as well as other factors described from time to time in the Company's filings with the

SEC. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. Such forward-looking statements are made only as of the date of this release. Beyond Meat undertakes no obligation to publicly update or revise any forward-looking statement because of new information, future events, changes in assumptions or otherwise, except to the extent required by applicable laws. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements.

Non-GAAP Financial Measures
The Company refers to certain financial measures that are not recognized under U.S. generally accepted accounting principles (GAAP) in this press release, including: Adjusted EBITDA and Adjusted EBITDA as a % of net revenues. See “Non-GAAP Financial Measures” below for additional information and reconciliations of such non-GAAP financial measures.
Availability of Information on Beyond Meat’s Website and Social Media Channels
Investors and others should note that Beyond Meat routinely announces material information to investors and the marketplace using SEC filings, press releases, public conference calls, webcasts and the Beyond Meat Investor Relations website. We also intend to use certain social media channels as a means of disclosing information about us and our products to consumers, our customers, investors and the public (e.g., @BeyondMeat, #BeyondBurger and #GoBeyond on Facebook, Instagram and Twitter, and @BeyondMeatOfficial on TikTok). The information posted on social media channels is not incorporated by reference in this press release or in any other report or document we file with the SEC. While not all of the information that the Company posts to the Beyond Meat Investor Relations website or to social media accounts is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media and others interested in Beyond Meat to review the information that it shares at the “Investors” link located at the bottom of the Company’s webpage at https://investors.beyondmeat.com/investor-relations and to sign up for and regularly follow the Company’s social media accounts. Users may automatically receive email alerts and other information about the Company when enrolling an email address by visiting “Request Email Alerts” in the “Investors” section of Beyond Meat’s website at https://investors.beyondmeat.com/investor-relations.

Contacts
Media:
Shira Zackai
shira.zackai@beyondmeat.com

Investors:
Raphael Gross
beyondmeat@icrinc.com

BEYOND MEAT, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
Net revenues	$75,312	$82,500	$269,697	$338,995
Cost of goods sold	82,566	97,340	268,493	359,807
Gross (loss) profit	(7,254)	(14,840)	1,204	(20,812)
Research and development expenses	9,118	13,413	30,323	49,293
Selling, general and administrative expenses	53,252	54,495	152,607	192,624
Restructuring expenses	(4)	6,993	(631)	14,321
Total operating expenses	62,366	74,901	182,299	256,238
Loss from operations	(69,620)	(89,741)	(181,095)	(277,050)
Other (expense) income, net:
Interest expense	(989)	(1,040)	(2,967)	(3,173)
Other, net	243	(2,151)	4,897	(8,177)
Total other (expense) income, net	(746)	(3,191)	1,930	(11,350)
Loss before taxes	(70,366)	(92,932)	(179,165)	(288,400)
Income tax expense	—	—	5	21
Equity in losses of unconsolidated joint venture	126	8,746	3,864	10,849
Net loss	$(70,492)	$(101,678)	$(183,034)	$(299,270)
Net loss per share available to common stockholders—basic and diluted	$(1.09)	$(1.60)	$(2.85)	$(4.71)
Weighted average common shares outstanding—basic and diluted	64,398,448	63,694,592	64,210,809	63,579,763

BEYOND MEAT, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)
(unaudited)
	September 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$217,545	$309,922
Restricted cash, current	2,689	—
Accounts receivable, net	35,763	34,198
Inventory	194,570	235,696
Prepaid expenses and other current assets	20,938	20,700
Assets held for sale	118	5,943
Total current assets	$471,623	$606,459
Restricted cash, non-current	12,600	12,627
Property, plant, and equipment, net	245,373	257,002
Operating lease right-of-use assets	132,671	87,595
Prepaid lease costs, non-current	60,680	85,472
Other non-current assets, net	4,550	10,744
Investment in unconsolidated joint venture	1,711	2,325
Total assets	$929,208	$1,062,224
Liabilities and stockholders’ deficit:
Current liabilities:
Accounts payable	$61,861	$55,300
Current portion of operating lease liabilities	3,083	3,812
Accrued expenses and other current liabilities	13,914	16,729
Total current liabilities	$78,858	$75,841
Long-term liabilities:
Convertible senior notes, net	$1,136,558	$1,133,608
Operating lease liabilities, net of current portion	76,382	55,854
Finance lease obligations and other long-term liabilities	316	469
Total long-term liabilities	$1,213,256	$1,189,931
Commitments and Contingencies
Stockholders’ deficit:
Preferred stock, par value $0.0001 per share—500,000 shares authorized, none issued and outstanding	$—	$—
Common stock, par value $0.0001 per share—500,000,000 shares authorized; 64,460,196 and 63,773,982 shares issued and outstanding at September 30, 2023 and December 31, 2022, respectively	6	6
Additional paid-in capital	567,927	544,357
Accumulated deficit	(926,143)	(743,109)
Accumulated other comprehensive loss	(4,696)	(4,802)
Total stockholders’ deficit	$(362,906)	$(203,548)
Total liabilities and stockholders’ deficit	$929,208	$1,062,224

BEYOND MEAT, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)
	Nine Months Ended
	September 30, 2023	October 1, 2022
Cash flows from operating activities:
Net loss	$(183,034)	$(299,270)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	17,707	23,255
Non-cash lease expense	5,997	3,389
Share-based compensation expense	23,791	28,848
Loss on sale of fixed assets	3,876	946
Amortization of debt issuance costs	2,951	2,951
Equity in losses of unconsolidated joint venture	3,864	10,849
Write-down of note receivable	3,795	—
Unrealized losses on foreign currency transactions	2,740	11,160
Net change in operating assets and liabilities:
Accounts receivable	(1,806)	7,703
Inventories	40,470	(12,411)
Prepaid expenses and other assets	1,282	7,802
Accounts payable	8,335	(2,922)
Accrued expenses and other current liabilities	(2,752)	(3,429)
Prepaid lease costs, non-current	(3,254)	(49,063)
Operating lease liabilities	(3,244)	(3,177)
Long-term liabilities	—	3,022
Net cash used in operating activities	$(79,282)	$(270,347)
Cash flows from investing activities:
Purchases of property, plant and equipment	$(8,567)	$(59,952)
Proceeds from sale of fixed assets	2,477	—
Payments for investment in joint venture	(3,250)	(10,000)
Payments of security deposits	—	(752)
Net cash used in investing activities	$(9,340)	$(70,704)
Cash flows from financing activities:
Principal payments under finance lease obligations	$(168)	$(152)
Proceeds from exercise of stock options	171	1,610
Payments of minimum withholding taxes on net share settlement of equity awards	(391)	(1,073)
Net cash (used in) provided by financing activities	$(388)	$385
Net decrease in cash, cash equivalents and restricted cash	$(89,010)	$(340,666)
Effect of exchange rate changes on cash	(704)	(2,452)
Cash, cash equivalents and restricted cash at the beginning of the period	322,548	733,294
Cash, cash equivalents and restricted cash at the end of the period	$232,834	$390,176
(continued on the next page)

BEYOND MEAT, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)
	Nine Months Ended
	September 30, 2023	October 1, 2022
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$—	$3
Taxes	$9	$21
Non-cash investing and financing activities:
Non-cash additions to property, plant and equipment	$2,038	$9,639
Non-cash additions to financing leases	$—	$280
Reclassification of pre-paid lease costs to operating lease right-of-use assets	$28,046	$27,718
Operating lease right-of-use assets obtained in exchange for lease liabilities	$36,400	$37,134

Non-GAAP Financial Measures
Beyond Meat uses the non-GAAP financial measures set forth below in assessing its operating performance and in its financial communications. Management believes these non-GAAP financial measures provide useful additional information to investors about current trends in the Company's operations and are useful for period-over-period comparisons of operations. In addition, management uses these non-GAAP financial measures to assess operating performance and for business planning purposes. Management also believes these measures are widely used by investors, securities analysts, rating agencies and other parties in evaluating companies in our industry as a measure of our operational performance. These non-GAAP financial measures should not be considered in isolation or as substitutes for the comparable GAAP measures. In addition, these non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies.
“Adjusted EBITDA” is defined as net loss adjusted to exclude, when applicable, income tax expense, interest expense, depreciation and amortization expense, restructuring expenses, share-based compensation expense, and Other, net, including interest income and foreign currency transaction gains and losses.
“Adjusted EBITDA as a % of net revenues” is defined as Adjusted EBITDA divided by net revenues.
There are a number of limitations related to the use of Adjusted EBITDA and Adjusted EBITDA as a % of net revenues rather than their most directly comparable GAAP measures. Some of these limitations are:
•Adjusted EBITDA excludes depreciation and amortization expense and, although these are non-cash expenses, the assets being depreciated may have to be replaced in the future increasing our cash requirements;
•Adjusted EBITDA does not reflect interest expense, or the cash required to service our debt, which reduces cash available to us;
•Adjusted EBITDA does not reflect income tax payments that reduce cash available to us;
•Adjusted EBITDA does not reflect restructuring expenses that reduce cash available to us;
•Adjusted EBITDA does not reflect share-based compensation expense and therefore does not include all of our compensation costs;
•Adjusted EBITDA does not reflect Other, net, including interest income and foreign currency transaction gains and losses, that may increase or decrease cash available to us; and
•other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

The following table presents the reconciliation of Adjusted EBITDA to its most comparable GAAP measure, net loss, as reported (unaudited):

	Three Months Ended		Nine Months Ended
(in thousands)	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
Net loss, as reported	$(70,492)	$(101,678)	$(183,034)	$(299,270)
Income tax expense	—	—	5	21
Interest expense	989	1,040	2,967	3,173
Depreciation and amortization expense	5,779	8,435	17,707	23,255
Restructuring expenses(1)	(4)	6,993	(631)	14,321
Share-based compensation expense	6,478	9,250	23,791	28,848
Other, net(2)(3)	(243)	2,151	(4,897)	8,177
Adjusted EBITDA	$(57,493)	$(73,809)	$(144,092)	$(221,475)

Net loss as a % of net revenues	(93.6)%	(123.2)%	(67.9)%	(88.3)%
Adjusted EBITDA as a % of net revenues	(76.3)%	(89.5)%	(53.4)%	(65.3)%
____________

(1)
Primarily comprised of legal and other expenses associated with the dispute with a co-manufacturer with whom an exclusive supply agreement was terminated in May 2017. On October 18, 2022, the parties to this dispute entered into a confidential written settlement agreement and mutual release, related to this matter. In the three and nine months ended September 30, 2023, we recorded a credit of $(4,000) and $(0.6) million, respectively, in restructuring expenses, primarily driven by a reversal of certain accruals.

(2)
Includes $(2.5) million and $(3.3) million in net foreign currency transaction losses in the three and nine months ended September 30, 2023, respectively. Includes $(3.9) million and $(10.5) million in net foreign currency transaction losses in the three and nine months ended October 1, 2022, respectively.

(3)
Includes $2.8 million and $8.4 million in interest income in the three and nine months ended September 30, 2023, respectively. Includes $1.5 million and $2.2 million in interest income in the three and nine months ended October 1, 2022, respectively.